UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 2, 2009
Lions Gate Entertainment Corp.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-14880	N/A
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or Organization)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Address of Principal Executive Offices)
(877) 848-3866
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
On November 2, 2009, Lions Gate Entertainment Corp. (the “Company”) entered into an Amendment of Employment Agreement (the “Amendment”) with Michael Burns, the Company’s Vice Chairman. The Amendment amends the Amended and Restated Employment Agreement between Mr. Burns and the Company dated as of December 15, 2008, as amended (the “Employment Agreement”). The following summary of the Amendment is qualified in its entirety by reference to the text of the Amendment, which is attached hereto as Exhibit 10.69 and incorporated herein by reference.
Under the Amendment, the term of the Employment Agreement will be extended for two years until September 1, 2013 (with conforming changes to severance benefits determined by reference to the end of the term of the Employment Agreement). Mr. Burns was also granted (a) 229,018 time-based restricted stock units, which are scheduled to vest in three annual installments beginning on March 31, 2011, and (b) 229,018 performance-based restricted stock units, which are scheduled to vest in three annual installments beginning on March 31, 2011 subject to satisfaction of annual Company performance targets approved by the Compensation Committee of the Company’s Board of Directors for the relevant period. In addition, at the end of each three-month period after the date of the Amendment, Mr. Burns will be granted a number of fully-vested common shares of the Company determined by dividing $187,500 by the closing price of the Company’s common shares on the last trading day before the grant date, subject to Mr. Burns’ continued employment with the Company through the grant date.
In all other respects, the material terms of Mr. Burns’ existing Employment Agreement remain unchanged.

Item 9.01	Financial Statements and Exhibits.
(d)  Exhibits

Exhibit No.	Description

10.69	Amendment of Employment Agreement, dated as of November 2, 2009, by and between the Company and Michael Burns.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 5, 2009	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer

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